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                                                                    Exhibit 3.39

                               RULES OF PROCEDURE

                 according to chap. 8 ss. 5 of the Companies Act

                                for the board of

            Stiftaren 7747 Aktlebolag to be changed to CHC Sweden AB
                            corp. ID no. 556634-3660


       (the rules of procedure were established by the board at the board meeting on 2003-12-16)

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1.   The board's general obligations

1.1 The board must answer to the shareholders regarding matters concerning the organization and administration of the company's business activities. In light of this overall responsibility, the board has the right and responsibility for dealing with each and every issue it deems significant for the company.

1.2  The board must compile written rules of procedure for its work.

     The board makes decisions regarding changes in the rules of procedure and instructions.

     The rules of procedure shall be approved on a yearly basis at the board meeting immediately following the annual general meeting.

1.3 The board shall evaluate the company's financial situation on a continual basis.

1.4 Each board member is equally responsible for the board's activities unless otherwise stipulated at the board meeting, or specified in these rules of procedure.

1.5  The principle rule is that all board members participate in board meetings.

1.6 The minutes from the board meetings shall be a summary of the decisions made. The discussions held shall be reiterated only if special reasons exist or if specifically requested by a board member.

     A board member has the right to request his/her differing opinion be noted in the minutes.

1.7 The minutes should be confirmed by the chairman of the board and one additional board member.

1.8 The board shall appoint a secretary at each meeting who records and signs the minutes.

1.9  The minutes shall be recorded in numerical order and be stored safely.

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2.   Meetings

2.1  As a general rule, the board meet once a year.

     Other than this, the board meets as needed when the chairman issues a summons for a meeting. The board shall always meet upon a request made by a board member.

2.2  The following items shall be discussed at each regular board meeting:

     a)   The meetings from the previous meeting

     b)   Current situation

     c)   Liquidity

     d)   Earnings and financial reporting

2.3 The summons to a meeting shall always contain an agenda, including supporting documentation in the form of memos and such needed to provide the members satisfactory facts on which to base their decisions.

2.4 Written resolutions by the Board may only be held if all members have been provided the opportunity to participate in dealing with the issue, have received satisfactory written documentation to make a decision, as well as sign the minutes for such a meeting.

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3.   Duties of the chairman

     The chairman shall organize the meetings and take necessary measure that eg. minutes are kept.

4. Issues to be dealt with at the first board meeting following the annual general meeting.

     The following items shall be discussed:

     a)   election of a chairman

     b)   adoption of rules of procedures

     c)   appoint authorized signer for the company

5.   Other issues

     When appropriate, the board shall decide the following:

     a) changes in organization and significant changes in scope of the company's operations

     b)   interim reports and annual report

     c)   business plans and budget

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